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                                                                     EXHIBIT 2.3

                           FILSPORT ASSISTANCE S.R.L.


Mr. Riccardo Castelnuovo
Via Matteotti 40
21010 GOLASECCA (VA)
ITALY
July 3, 2003


Dear Mr. Castelnuovo,

We, Filsport Assistance S.r.l., are writing to you in our capacity of sole direct or indirect quotaholder of Filsport Assistance S.r.l. (the "Company").

The following sets our consultant agreement with you (the "Consultant Agreement" or the "Agreement"), in order to govern your relations with the Company as a Consultant (collaboratore coordinato e continuativo) of the Company.


1. DEFINITIONS

"Business Day" shall mean any day other than Saturday or Sunday on which banks are open for business in Milan, Italy and Lausanne, Switzerland.

"Compex EBIT" shall be the Company's earnings before interest and taxes from Compex branded sales and shall be calculated according to the following form, which corresponds to the EBIT for the year ended December 31, 2002:

Compex Revenue                                     EUR                      16,686,139
Compex Cost of sales                               EUR                      10,367,987
                                                                            ----------
Compex Gross profit                                EUR                       6,318,152
Operating expenses                                 EUR                       4,759,542
Depreciation & amortization                        EUR                         251,184
                                                                            ----------
Compex EBIT                                        EUR                       1,307,426
                                                                            ==========


2. APPOINTMENT

We undertake to have you appointed as an independent Consultant, with the responsibility for assisting with and transitioning the day-to-day management of the overall activities of the Company to the new management.

With reference to the performance of your duties as a Consultant, you will report to the Board itself directly and through the Chairman, and in any event you will keep them promptly informed of your activities. In this respect, it is understood that you will not be subject to the hierarchical and/or disciplinary powers of the Company and its bodies.



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You shall provide, when requested, your advice with regard to the measures to be taken in order to ensure that the Company's activities are pursued in conformity with the Laws of Italy, the Company's Articles of Association and By-laws, as well as the current directives of business issued by the Board.

This Agreement is a professional appointment and does not contain any element of a subordinate employment relationship. The Consultant, accordingly, will carry out his services in a fully independent way without any restrictions as his presence and/or working hours and/or contactability at any place and is free to select the ways and criteria and to organise his services at his own and sole discretion through the providing of autonomous services.

3. FEE

We will grant you an annual fee as Consultant of the Company of EUR 260,400, gross of any withholding tax and other deductions required by law, reduced as appropriate for fractions of a year. Your fee will be payable in 12 equal monthly instalments. You may also receive performance bonuses, pursuant to the terms attached hereto as Annex A. A sample performance bonus calculation is attached as Annex B.

4. DURATION

You will remain in office for a period of 12 months as of the date of signature of this Consultant Agreement.

If you or the Company should cause any material breach of their respective duties according to this Consultant Agreement or the relevant conditions under which it is entered, the opposite part may terminate it at an arbitrary date.

5. USE OF THE CAR

It is agreed that you will use your car for your professional needs. All the costs inherent to such business use of your car shall be reimbursed from the Company in accordance with the ACI tariffs in force.

Any reasonable travel and other expenses that you incur in carrying out your duties, which are properly documented, shall be indemnified by the Company.

6. CONFIDENTIALITY

It is a condition of your appointment that you keep confidential all information relating to the business activities, customers, agents, technical processes and product developments of the Company and its associated companies known by you. This obligation of confidentiality will continue for a period of 2 (two) years after the termination of your appointment. The fee set forth above has been established taking into account these obligations.

7. NON-COMPETITION DURING YOUR TERM OF OFFICE

It is a further condition of your appointment that you shall refrain, during the entire period you are a Consultant of the Company, from carrying out, either directly or indirectly, any

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activity which is in competition with the activity carried out by the Company or by its associated companies. It is understood that the fee set forth above has been established taking into account these obligations.

8. NON-COMPETITION AFTER TERMINATION

For the longer of a period of 2 (two) years following the termination for any reason of this Consultant Agreement or three years from the date of execution of this Consultant Agreement, you undertake not to carry on in Italy any activity concerning the development, marketing, sale, distribution, service, repair and rental distribution of electrostimulation and ultrasound products (the "Activity").

In particular, you undertake for such 2-year period and in the Italian territory:

a) not to form or manage, whether directly or indirectly, in your own name or under the name of a third party, any firm competing with the Company or its associated companies in relation to the Activity, nor to enter into business dealings falling within the ambit of those dealt with by the Company or its associated companies in relation to the Activity;

b) not to carry on the Activity, whether as employee, manager, director, consultant or external collaborator, on behalf of or in the interests of competing companies of the Company or its associated companies;

c) not to take holdings, whether directly or indirectly, in competing concerns of the Company or its associated companies and not to assist them in any form in relation to the Activity.

It is understood that 20% of the fee set forth above has been established taking into account these obligations.


9. PROHIBITION OF ENTICEMENT

During the continuance of your office hereunder (and during a period of (2) two years after its expiration for whatever reason), you shall not at any time either on your own account or for any firm or company, solicit, interfere with, or endeavour to entice away from the Company any person, firm or company, who at any time during such period is or has been an employee or retailer of the Company or any associated company.

10. LIQUIDATED DAMAGES

In the event of proven violation by you of the non-competition undertaking under Articles 7, 8 or 9 above, you shall pay to the Company liquidated damages of EUR 100'000 per event without prejudice for the Company to be compensated for any further damage. Said liquidated damages will be due for the violation alone of the non-competition undertaking and independent of any obligation on the Company to prove the damages. It is agreed by the parties that these liquidated damages shall be the maximum amount of liquidated damages which the company can request to you under any kind of relationship existing between you and any company of the Compex group (including any employment contract). Such liquidated damages do not duplicate any similar damages paid pursuant to the purchase agreement entered into by the Consultant and Compex Italia Srl.




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11. GOVERNING LAW

This Consultant Agreement shall be governed by and construed in accordance with the laws of Italy.

                                   *** ** ***

Please return a copy of this letter to us signed by you by way of acceptance.

Yours sincerely,



For and on behalf of
Filsport Assistance S.r.l.



For acceptance:

Mr. Riccardo Castelnuovo

Date: July 3, 2003



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                                     ANNEX A

                               PERFORMANCE BONUSES


QUARTERLY COMPEX BONUSES

If from the date of the Agreement to September 30, 2003, the Compex EBIT, including the bonus accrual, is greater than EUR 150,000.00, a bonus equal to EUR 9,000.00 shall be payable within 30 Business Days.

If from October 1st ,2003 to December 31, 2003, the Compex EBIT, including the bonus accrual, is greater than EUR 250,000.00, a bonus equal to EUR 9,000.00 shall be payable within 30 Business Days.

If from January 1st, 2004 to March 31, 2004, the Compex EBIT, including the bonus accrual, is greater than EUR 250,000.00, a bonus equal to EUR 9,000.00 shall be payable within 30 Business Days.

If from April 1st, 2004 to June 30, 2004, the Compex EBIT, including the bonus accrual, is greater than EUR 250,000.00, a bonus equal to EUR 9,000.00 shall be payable within 30 Business Days.



ANNUAL COMPEX BONUS

If from the date of the Agreement to June 30, 2004, the Compex EBIT, including the bonus accrual, is greater that EUR 900,000.00 and EUR1,200,000.00, bonuses equal to EUR 18,000.00 and EUR 9,000.00, respectively, shall be payable within 60 Business Days.



ANNUAL NON-COMPEX BONUS

If from the date of the Agreement to June 30, 2004, new product line sales (not considered Compex sales) exceed EUR1,5 million and EUR 2 million, bonuses of EUR 18,000.00 and EUR 9,000.00, respectively, shall be payable within 60 Business Days.



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                                     ANNEX B

                      SAMPLE PERFORMANCE BONUS CALCULATION


QUARTERLY COMPEX PRODUCT BONUSES



                            IF COMPEX EBIT                            QUARTERLY BONUS
                            EQUAL TO:                                 AMOUNT
                            --------------                            ---------------
 July 4-September 30, 2003  EUR    200,000                            EUR   9,000
 October 1-December 31,     EUR    225,000                            EUR   0
 2003
 January 1-March 31, 2004   EUR    275,000                            EUR   9,000
 April 1-June 30, 2004      EUR    325,000                            EUR   9,000
                            --------------                            -----------
 TOTAL                      EUR  1,025,000                            EUR  27,000
                            ==============                            ===========




ANNUAL COMPEX PRODUCT BONUS

                                            COMPEX EBIT                       BONUS AMOUNT
                                            -----------                       ------------
July 4, 2003 to June 30, 2004               EUR 1'025'000                     EUR 18'000





ANNUAL NON-COMPEX PRODUCT BONUS



                                            NON-COMPEX SALES                  BONUS AMOUNT
                                            ----------------                  ------------
July 4, 2003 to June 30, 2004               EUR 2,100,000                     EUR 27'000


TOTAL PERFORMANCE BONUSES PER ABOVE EXAMPLE


                                                EUR 72,000